Exhibit 99.1

Douglas Dynamics, Inc.

7777 North 73rd Street

Milwaukee, WI 53223

414-362-3868

Douglas Dynamics Announces Changes to its Board of Directors

James L. Janik elected Chairman and James D. Staley Lead Independent Director effective at the 2014 Annual Meeting of Stockholders

March 10, 2014 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced that James L. Janik has been elected to the role of Chairman by its Board of Directors and will continue as President and Chief Executive Officer. Mr. Janik will succeed Michael W. Wickham when Mr. Wickham’s term expires at the time of the 2014 Annual Meeting and he retires as a director.  In conjunction with this change, the Board also appointed James D. Staley as its Lead Independent Director. The appointments are effective at the time of the Company’s 2014 Annual Meeting of Stockholders.

James L. Janik, President and Chief Executive Officer stated, “On behalf of the Board and everyone at the Company, I want to thank Mike for his dedicated service over the past decade. He has been a great partner for Douglas Dynamics and his leadership and advice have played an essential role in our successful corporate evolution.”

“Jim has demonstrated strong leadership during his time as CEO, and has a deep understanding of the industry. We are confident that he is the right person to chair our board going forward,” said James D. Staley, Director of Douglas Dynamics.

Janik added, “I am honored to be elected as Chairman. I believe we are well positioned to execute against our strategy in 2014 and beyond. I look forward to working with my fellow board members and the Douglas management team to drive additional value creation for all stakeholders.”

Mr. Wickham joined the Board in 2004 and has served as non-executive Chairman since 2010. He will retire from the Board when his term expires at the time of the 2014 Annual Meeting. Mr. Janik joined Douglas Dynamics in 1998, and has served as President and Chief Executive Officer and Director since 2004.  Mr. Staley joined the Board of Douglas Dynamics in 2010 and currently serves on the Audit, Nominating and Governance and Compensation Committees

About Douglas Dynamics

Headquartered in Milwaukee, Wisconsin, Douglas Dynamics designs, manufactures and sells snow and ice control equipment for light trucks, which is comprised of snowplows and sand and salt spreaders, and related parts and accessories. The Company is also a leading manufacturer of turf and other commercial/industrial grounds control products.  The Company sells its products under the WESTERN®, FISHER®, BLIZZARD®, SNOWEX®, TURFEX® and SWEEPEX® brands which are among the most established and recognized in the industry. More information can be found at www.douglasdynamics.com.

CONTACT

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com